POTLATCH CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS II

Effective January 1, 2005
Amended and Restated Effective May 8, 2014

POTLATCH CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS II
Effective January 1, 2005
As Amended and Restated Effective May 8, 2014

1.	ESTABLISHMENT AND PURPOSE.
(a)    The Potlatch Corporation Deferred Compensation Plan for Directors II was adopted effective January 1, 2005, by the Board of Directors of Potlatch Corporation, and most recently amended and restated effective May 8, 2014 to provide Directors an opportunity to defer payment of their Director’s Fees and to credit their Deferred Equity-Based Awards. The Plan is also intended to assist the Company in attracting and retaining persons of outstanding achievement and ability as members of the Board.
(b)    The Plan is the successor plan to the Potlatch Corporation Deferred Compensation Plan for Directors (the “Prior Plan”). Effective December 31, 2004, the Prior Plan was frozen and no new contributions will be made to it; provided, however, that any deferrals of Director’s Fees made under the Prior Plan before January 1, 2005 continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004 or on the date of any later amendment, provided that such amendment is not a material modification of the Prior Plan under Section 409A. Deferred Equity-Based Awards are subject to the terms and conditions of this Plan.
(c)    Any deferrals made under the Prior Plan after December 31, 2004 and Deferred Equity-Based Awards made during and after December 2004 are deemed to have been made under the Plan, and all such deferrals are governed by the terms and conditions of the Plan as it may be amended from time to time.
(d)    The Plan is intended to comply with the requirements of Section 409A.

2.	DEFINITIONS.
(a)    “Affiliate” means any other entity which would be treated as a single employer with the Company under Section 414(b) or (c) of the Code.
(b)    “Beneficiary” means the person or persons designated by the Director to receive payment of the Director’s Deferred Compensation Account and Stock Units in the event of the death of the Director.
(c)    “Board” and “Board of Directors” means the board of directors of the Company.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Committee” means the Nominating and Corporate Governance Committee of the Board or any other committee of Directors appointed by the Board to administer the Plan.
(f)    “Company” means Potlatch Corporation, a Delaware corporation.
(g)    “Deferred Compensation Account” means the bookkeeping account established pursuant to section 6 on behalf of each Director who elects to participate in the Plan.
(h)    “Deferred Equity-Based Award” means an award made to Directors during and after December 2004 payable on a deferred basis in the form of Stock Units under the Plan and without regard to a Director’s election to participate and defer Director’s Fees under the Plan.
(i)    “Director” means a member of the Board who is not an employee of the Company or any subsidiary thereof.
(j)    “Director’s Fees” means the amount of compensation paid by the Company to a Director for his or her services as a Director, including an annual retainer and any amount payable for attendance at a Board meeting or any Board committee meeting. “Director’s Fees” shall not include Deferred Equity-Based Awards, or any reimbursement by the Company of expenses incurred by a Director incidental to attendance at a Board meeting or a Board committee meeting or of any other expense incurred on behalf of the Company.

(k)    A Director shall be considered “Disabled” if the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
(l)    “Distribution” means the distribution by the Company to its stockholders of all of the outstanding shares of the common stock of Clearwater Paper Corporation then owned by the Company, pursuant to the Separation and Distribution Agreement between the Company and Clearwater Paper Corporation.
(m)    “Dividend Equivalent” means an amount equal to the cash dividend paid on an outstanding share of the Company’s common stock. Dividend Equivalents shall be credited to Stock Units as if each Stock Unit were an outstanding share of the Company’s common stock, except that Dividend Equivalents shall also be credited to fractional Stock Units.
(n)    “Plan” means the Potlatch Corporation Deferred Compensation Plan for Directors II.
(o)    “Prior Plan” means the Potlatch Corporation Deferred Compensation Plan for Directors.
(p)    “Section 409A” means Section 409A of the Code, including regulations and guidance promulgated thereunder
(q)    “Separation from Service” means termination of a Director’s service as a non-employee member of the Board consistent with the requirements of Section 409A. The Plan is intended to be a Plan provided to Directors, and in accordance with applicable regulations, a Director shall be treated as having Separation from Service for purposes of this Plan on the later of the date that the Director ceases to serve on the Board of Directors of the Company or an Affiliate and the Director is not an independent contractor to the Company or an Affiliate. Continued service as an employee of the Company or an Affiliate shall not affect whether a Director has incurred a Separation from Service under the Plan.

(r)    “Stock Units” means, unless the context clearly indicates otherwise, the deferred portion of Director’s Fees converted into units denominated in shares of the Company’s common stock, and Deferred Equity-Based Awards credited as units denominated in shares of the Company’s common stock.
(s)    “Value” means the closing price of the Company’s common stock as reported in the New York Stock Exchange, Inc., composite transactions reports for the Valuation Date.
(t)    “Valuation Date” means, for the purpose of Section 6 or 7, the date on which Director’s Fees or Dividend Equivalents are converted into Stock Units pursuant to Section 6 or 7 and, for purposes of Section 8, the last trading day of the month preceding the month in which Stock Units are paid under Section 8.
(u)    “Year” shall mean the calendar year.

3.	ELIGIBILITY.
Each Director who receives Director’s Fees for service on the Board shall be eligible to participate in the Plan. A Director who receives a Deferred Equity-Based Award credited under the Plan shall participate in the Plan.

4.	PARTICIPATION FOR DIRECTOR’S FEES.
In order to participate in the Plan with respect to Director’s Fees for a particular Year, a Director must file a deferral election with the Secretary of the Company prior to January 1 of such Year; provided, however, that in the case of a newly elected or appointed Director an election to participate shall be effective for the Year in which the Director is first elected or appointed if it is filed no later than thirty (30) days following the date of the Director’s election or appointment to the Board. Any initial election filed by a newly elected or appointed Director shall apply only to Director’s Fees earned after the effective date of the election. A new Director who does not elect to make deferrals of Director’s Fees during the initial thirty (30)-day election period may not later elect to make deferrals of Director’s Fees for the calendar year of his or her initial eligibility. If a payment of Director’s Fees (such as annual retainer fees or fees for serving as Chairman of a Committee) are due for services performed over a period of time which includes the period both before and the period after the date of the election, the election will apply to an amount equal to the total amount of the Director’s Fee paid for such performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

5.	DEFERRAL ELECTION.
A Director who elects to participate in the deferral of Director’s Fees under the Plan shall file a deferral election on a form, which shall indicate:
(a)    The amount or percentage of Director’s Fees that such Director elects to defer pursuant to the terms of the Plan. This election shall apply to amounts deferred under the Plan until modified by the Director. The Director shall notify the Secretary of the Company in writing of any such modification, which shall apply solely to amounts deferred with respect to Years following the Year in which the modification is made;
(b)    The Year in which payment of the Director’s Deferred Compensation Account and/or Stock Units attributable to the deferral of Director’s Fees shall commence; provided however, that payments shall commence no later than the Year following the Year in which the Director attains age seventy-two (72) and, in the case of Stock Unit payments, to the extent that Committee reasonably determines that earlier payment would result in a violation of Federal securities laws, payment shall be made no earlier than six (6) months after the last date on which Director’s Fees have been converted into Stock Units on behalf of the Director (except in the case of payments made following the Director’s death, Disability or Separation from Service);
(c)    Whether the payment of such Director’s Deferred Compensation Account and/or Stock Units attributable to the deferral of Director’s Fees is to be made in a single lump sum or in a series of approximately equal installments over a period of years specified by the Director (but in no event more than fifteen (15) years). For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A;

(d)    Whether the percentage deferral election shall be effective only with respect to Director’s Fees paid for the Year in which the Director’s participation in the Plan is to commence as determined pursuant to Section 4 above or shall apply with respect to Director’s Fees paid for that Year and all subsequent Years until revoked or modified by the Director, it being intended that a Director shall have only one (1) election in effect with respect to the Year during which payment is to commence and the form of the payment for all amounts deferred under the Plan. Notwithstanding the preceding intention that a Director have only one (1) election in effect with respect to the time and form of payment, (i) any elections in effect as of January 1, 2008, shall remain in effect unless changed in accordance with the terms of Sections 5(f) or (g) of the Plan and (ii) a Director whose existing election provides for benefits to commence in the next Year or who has already begun receiving payments, may elect a new time and form of payment for amounts to be deferred in subsequent Years. Changes to the Year of commencement and form of payment may be made only in accordance with the rules of Sections 5(f) or (g), below. The Director shall notify the Secretary of the Company in writing of any such revocation or modification of a deferral election or permitted new election with respect to the time or form of payment, which elections shall apply solely to amounts deferred with respect to Years following the Year in which the revocation, modification or new payment election is made; and
(e)    The percentage of the Director’s Fees deferred pursuant to the election, which is to be converted into Stock Units. This election shall apply to the Year in which the Director’s participation in the Plan commences and to all subsequent Years until modified by the Director. The Director shall notify the Secretary of the Company in writing of any such modification, which shall apply solely to amounts deferred with respect to years following the Year in which the modification is made.
(f)    Notwithstanding any provision herein to the contrary, a Director or former Director may revoke a previous election and make a new election as to the time and form of distribution under the Plan. Such new election shall take effect twelve (12) months after it is filed with the Secretary of the Company and shall apply only to that portion of the Director’s or former Director’s Deferred Compensation Account and/or Stock Units scheduled to be paid more than twelve (12) months after the date the election is filed with the Secretary of the Company;

provided, however, that the newly scheduled distribution date must be at least five (5) years later than the originally scheduled distribution date.
(g)    Directors may make a special distribution election to change the time and form of the distribution of their Deferred Compensation Accounts and/or Stock Units attributable to deferred Director’s Fees, provided that the distribution election is made at least twelve (12) months in advance of the newly elected distribution date and the previously scheduled distribution date and the election is made no later than December 31, 2008. No election under this Section 5(g) shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2008 or cause a payment to be paid in 2008, or (ii) be permitted after December 31, 2008.

6.	TREATMENT OF DEFERRED ACCOUNTS.
(a)    Upon receipt of a duly filed deferral election, the Company shall establish a Deferred Compensation Account to which shall be credited an amount equal to that portion of the Director’s Fees which would have been payable currently to the participating Director but for the terms of the deferral election and which is not converted into Stock Units. If the deferral election includes an election to convert a percentage of the Director’s Fees deferred pursuant to the election into Stock Units, the number of full and fractional Stock Units shall be determined by dividing the amount subject to such an election by the Value of the Company’s common stock on the Valuation Date. For the avoidance of doubt, a Director may not elect a transfer of credits between the Director’s Deferred Compensation Account and Stock Units.
Director’s Fees shall be credited to Director’s Deferred Compensation Account or converted into Stock Units on a quarterly basis as follows:
(i)    The deferred portion of one-fourth of the annual retainer fee (other than the portion to be credited to Stock Units) shall be credited to a Director’s Deferred Compensation Account as of the first day of each calendar quarter;
(ii)    The deferred portion of the fee for any meeting of the Board or any committee thereof (other than the portion to be credited to Stock Units) shall be credited to a

Director’s Deferred Compensation Account as of the first day of the month following the date of such meeting;
(iii)    The deferred portion of one-fourth of the annual retainer fee which is to be credited as Stock Units shall be credited as Stock Units as of the first trading day of the calendar quarter; and
(iv)    The deferred portion of the fees for any meetings of the Board or any committee thereof which are to be credited as Stock Units shall be accumulated in the Participant’s Deferred Compensation Account and credited as Stock Units on the first trading day of the next calendar quarter.
(b)    Upon receipt of a Deferred Equity-Based Award by a Director, the Company shall credit the Director with a number of full and fractional Stock Units as of the date of grant of the award or such other date as provided under the terms of the award.
(c)    The Company shall maintain separate recordkeeping accounts for Stock Units attributable to the deferral of Director’s Fees and for Stock Units attributable to Deferred Equity-Based Awards.

7.	TREATMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS DURING DEFERRAL PERIOD.
(a)    Deferred Compensation Account. Interest shall be credited on the balance of each participating Director’s Deferred Compensation Account commencing with the date as of which any amount is credited to the Deferred Compensation Account and continuing up to the last day of the quarter preceding the month in which payment of the amounts deferred pursuant to the Plan is made. Such interest shall become a part of the Deferred Compensation Account and shall be paid at the same time or times as the balance of the Deferred Compensation Account. For periods prior to July 1, 2008, such interest for each calendar quarter during the deferral period shall be computed at seventy percent (70%) of the higher of the following averages: (i) the prime rate charged by the major commercial banks as of the first business day of each calendar month (as reported in an official publication of the Federal Reserve System), or (ii) the average monthly long-term rate of A rated corporate bonds (as published in Moody’s Bond Record). For periods on and after July 1, 2008, interest shall be credited at one-hundred twenty percent (120%) of the long-term applicable federal rate, with quarterly compounding, as published under Section 1274(d) of the Code for the first month of the calendar quarter.
(b)    Stock Units. Dividend Equivalents shall be credited with respect to each Stock Unit credited to a Director on each dividend record date. Such Dividend Equivalents shall themselves be converted into Stock Units as of the dividend payment by dividing the amount of the Dividend Equivalents by the Value of the Company’s common stock as of the dividend payment date. Dividend Equivalents shall be credited on Stock Units attributable to a deferral of Director’s Fees and, except as otherwise provided by the terms of a Deferred Equity-Based Award, Stock Units attributable to Deferred Equity-Based Awards.
(c)    Effect of Certain Transactions. In the event that there occurs a dividend or other distribution of shares of the Company’s common stock, a dividend in the form of cash or other property that materially affects the fair market value of such shares, a stock split, a reverse stock split, a split-up, a split-off, a spin-off, a combination or subdivision of such shares or other securities of the Company, an exchange of such shares for other securities of the Company, or a similar transaction or event that materially affects the fair market value of such shares, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall make appropriate adjustments in the number of each Director’s Stock Units determined as of the date of such occurrence.

8.	FORM AND TIME OF PAYMENT OF DEFERRED COMPENSATION ACCOUNT.
Payment of a participating Director’s Deferred Compensation Account shall be made or commence to be made in cash prior to January 31 in each year in which a payment is to be made in accordance with the Director’s deferral election. Payment of a Director’s Stock Units attributable to a deferral of Director’s Fees shall also be made at such time except that, if the applicable January 31 occurs within the six (6)-month period beginning on the last date on which Director’s Fees have been converted into Stock Units on behalf of the Director and to the extent the Committee reasonably determines that earlier payment would result in a violation of Federal securities laws, then payment of the Director’s Stock Units shall be made on the last day of the month in which such six (6)-month period expires. Notwithstanding the previous sentence, Stock Unit payments shall be made following the Director’s death, Disability or the date the Director Separates from Service, without regard to whether such six (6)-month period has expired. A Director shall continue to be credited with Dividend Equivalents during any such delay in payment. For the purpose of payment, Stock Units shall be paid in whole shares of the Company’s common stock corresponding to the Value on the applicable Valuation Date, with any fractional shares payable in cash; provided, however, that any payment based on a Separation from Service prior to May 8, 2014 is subject to the terms of the Plan then in effect.
In the case of a Director who has both a Deferred Compensation Account and Stock Units, if a partial distribution of a deferred portion of Director’s Fees is to be made and if the Director’s Stock Units are immediately payable in accordance with the previous paragraph, payment shall be made partially from the Director’s Deferred Compensation Account and partially from Stock Units, in proportion to the relative size of the Deferred Compensation Account and the Stock Units. If the Director’s Stock Units are not immediately payable in accordance with the previous paragraph, the partial payment shall be made entirely from the Director’s Deferred Compensation Account.
Except as otherwise provided by the terms of a Deferred Equity-Based Award, payment of a Director’s Stock Units attributable to Deferred Equity-Based Awards shall be made in a single lump sum not later than the last day of the month beginning after the date the of the Director’s Separation from Service and Stock Units attributable to Deferred Equity-Based Awards shall be paid in whole shares of the Company’s common stock on the applicable Valuation Date, with any fractional shares payable in cash; provided, however, that any payment based on a Separation from Service prior to May 8, 2014 is subject to the terms of the Plan then in effect.
Notwithstanding any other provision of the Plan to the contrary:

(a)    No distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) and regulations promulgated thereunder; and
(b)    To the extent Section 409A(a)(2)(B), which applies to certain “specified employees,” is applicable to distributions to Directors under the Plan, no payment shall be made by reason of a Separation from Service before the date which, is six (6) months and one day following the Director’s Separation from Service or the Director’s death, if earlier. Any payments which would otherwise have been payable to a Director during the period of delay shall be made in a lump sum following the end of such delay. A Director’s Accounts shall continue to be credited with interest and Dividend Equivalents during the period of such delay.

9.	EFFECT OF DEATH OF PARTICIPANT.
Upon the death of a participating Director, all amounts, if any, remaining in his or her Deferred Compensation Account and all Stock Units shall be distributed to the Beneficiary designated by the Director. Such distribution with respect to deferred Director’s Fees shall be made at the time or times specified in the Director’s deferral election. If the designated Beneficiary does not survive the Director or dies before receiving payment in full of the Director’s Deferred Compensation Account and Stock Units, payment shall be made to the estate of the last to die of the Director or the designated Beneficiary.

10.	PARTICIPANT’S RIGHTS UNSECURED.
The interest under the Plan of any participating Director and such Director’s right to receive a distribution of his or her Deferred Compensation Account and Stock Units shall be an unsecured claim against the general assets of the Company. The Deferred Compensation Account and Stock Units shall be bookkeeping entries only and no Director shall have an interest in or claim against any specific asset of the Company pursuant to the Plan.

11.	STATEMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS.
The Secretary of the Corporation shall provide an annual statement of each participating Director’s Deferred Compensation Account and Stock Units as soon as practicable after the end of each calendar year.

12.	NONASSIGNABILITY OF INTERESTS.
The interest and property rights of any participating Director under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any act in violation of this Section 12 shall be void.

13.	ADMINISTRATION OF THE PLAN.
The Plan shall be administered by the Committee. In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Plan shall be conclusive and binding on all persons.

14.	AMENDMENT OR TERMINATION OF THE PLAN.
(a)    The Board may amend, suspend or terminate the Plan at any time. The foregoing notwithstanding, the Plan may not be amended (including any amendment to this Section 14) or terminated by the Board if such amendment or termination would alter the provisions of this Section 14 or adversely affect or impair the Director’s rights to receive payment with respect to the Director’s Deferred Compensation Account or Stock Units.
(b)    Except as provided in Section 14(c) or as otherwise permitted under Section 409A, in the event of termination of the Plan, the Directors’ Deferred Compensation Accounts and Stock Units may, in the Board’s discretion, be distributed within the period beginning twelve (12) months after the date the Plan was terminated and ending twenty-four (24) months after the date the Plan was terminated, or pursuant to Section 8, if earlier. If the Plan is terminated and

Deferred Compensation Accounts and Stock Units are distributed, the Board shall terminate all account balance non-qualified deferred compensation plans with respect to all Directors and shall not adopt a new account balance non-qualified deferred compensation plan for at least three (3) years after the date the Plan was terminated. A termination and liquidation of the Plan under this Section 14(b) shall be made only in compliance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(c).
(c)    The Board may terminate the Plan upon a corporate dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Directors’ Deferred Compensation Accounts and Stock Units are distributed and included in the gross income of the Directors by the latest of (i) the Year in which the Plan terminates or (ii) the first Year in which payment of the Deferred Compensation Accounts and Stock Units is administratively practicable.

15.	GOVERNMENTAL REGULATION.
The Company's obligation to deliver shares of the Company’s common stock with respect to the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares. The Company shall not be required to issue shares of the Company’s common stock with respect to the Plan and the issuance and delivery of such shares with respect to the Plan shall comply with all the applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which such shares may then be listed.

16.	SUCCESSORS AND ASSIGNS.
The Plan shall be binding upon the Company, its successors and assigns, and any parent corporation of the Company’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Company shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Company would be if no succession or assignment had taken place.

17.	CHOICE OF LAW AND VENUE.
The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. Participating Directors irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.